Exhibit 10.1

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made by and between OUTFRONT Media Inc. (“OUTFRONT”), having an address at 90 Park Avenue, New York, New York 10016, and Nicolas Brien (“Executive”), having an address at 3316 Hermosa Avenue, Hermosa Beach, CA 90254.
WITNESSETH
WHEREAS, Executive has been performing the role of Interim Chief Executive Officer of OUTFRONT since February 10, 2025 and OUTFRONT now desires to employ Executive as Chief Executive Officer of OUTFRONT and Executive desires to accept such employment on the terms, provisions and conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter contained, it is agreed upon between OUTFRONT and Executive as follows:
1.    Term.
(a)    Executive’s employment under this Agreement shall commence on August 21, 2025 (the “Effective Date”) and end upon the first to occur of any of the events stated in paragraph 1(b). The period during which Executive is employed shall be referred to herein as the “Term”. Notwithstanding anything in this Agreement to the contrary, Executive will be an at-will employee of OUTFRONT, and Executive or OUTFRONT may terminate Executive’s employment with OUTFRONT for any reason or no reason at any time (subject to such notices as may be required herein).
(b)    The Term shall end upon the first to occur of any of the following events:
(i)    Executive’s death;
(ii)    OUTFRONT’s termination of Executive’s employment due to Executive’s Disability (as defined in paragraph 7(d));
(iii)    OUTFRONT’s termination of Executive’s employment for Cause (as defined in paragraph 7(a));
(iv)    A termination without Cause (as described in paragraph 7(b)) or Executive’s termination of Executive’s employment for Good Reason (as defined in paragraph 7(b)); or
(v)    Executive’s termination of Executive’s employment without Good Reason.
2.    Duties and Duty of Loyalty.

(a)    Executive agrees to devote his entire business time, attention and energies to the OUTFRONT business. Executive will serve as Chief Executive Officer of OUTFRONT and Executive agrees to perform all duties reasonable and consistent with that office and related to the OUTFRONT business, as the Board of Directors of OUTFRONT (the “Board”) may assign to Executive from time to time. Executive will also be a member of the Board and Executive agrees to perform all duties reasonable and consistent with that position. The Board shall treat Executive as a member of the Board in accordance with OUTFRONT’s charter and bylaws. Further, as long as Executive is CEO, the Board will nominate Executive for reelection each time he is due to be reelected to the Board. Executive will work from a home office in California; provided, however, that (i) Executive will regularly travel to New York to render services from OUTFRONT’s executive offices in the New York metropolitan area such that Executive will spend fifty percent (50%) of Executive’s working time in the New York office per month (except as may otherwise be approved by the Board or if Executive is required to travel elsewhere for business purposes) and (ii) from time-to-time Executive will be required to render services elsewhere as required for business reasons. In carrying out Executive’s duties, Executive shall report to the Board, and at all times Executive shall be the highest ranking senior officer of OUTFRONT, and all employees of OUTFRONT shall report directly or indirectly (through one or more of Executive’s subordinates) to Executive.
(b)    Anything herein to the contrary notwithstanding, Executive may (i) serve on up to one board of directors of other business enterprises, (ii) engage in charitable, educational or community affairs, including serving on the board of directors of any charitable, educational or community organization and (iii) manage Executive’s personal investments, provided that the activities described in clauses (i), (ii) or (iii) above are consistent with the business practices and policies of OUTFRONT, do not materially interfere with the performance of Executive’s duties hereunder and Executive’s serving on any of the board of directors positions described in clauses (i) and (ii) above will be subject to the prior notice to, and approval from, the Board.
3.    Compensation.
(a)    Salary. For all the services rendered by Executive in any capacity under this Agreement, OUTFRONT agrees to pay Executive a base salary at the rate of One Million Dollars ($1,000,000) per annum, less applicable deductions and withholding taxes, in accordance with OUTFRONT’s payroll practices as they may exist from time to time (such base salary, as it may be increased from time to time, “Salary”). During the Term, Executive’s Salary may be increased (but not decreased), and such increase, if any, shall be made at a time, and in an amount, as determined by the Compensation Committee of the Board (the “Committee”), in its discretion.
(b)    Bonus Compensation. Executive shall be eligible to receive annual bonus compensation (“Bonus”) during Executive’s employment with OUTFRONT under this Agreement, determined and payable as follows:
(i)    OUTFRONT agrees Executive shall be eligible to be considered for participation in OUTFRONT’s Executive Bonus Plan (the “EBP”), i.e., OUTFRONT’s

current bonus plan, or any successor plans to the EBP. Executive shall have an annual bonus target equal to one hundred percent (100%) of his Salary (“Target Bonus”) (which percentage may be increased, but not decreased from time to time). Since the EBP is administered under procedures that are not subject to contractual arrangements, eligibility for consideration is no guarantee of actual participation (or of meeting any target amounts), and the precise amount, form and timing of the awards under the EBP, if any, shall be determined on an annual basis at the sole discretion of the Board, or the appropriate committee of such Board. The Bonus for any calendar year may be subject to proration for the portion of such calendar year that Executive was employed by OUTFRONT and, for calendar year 2025, the Bonus payable hereunder shall be prorated for the portion of such year from the Effective Date to December 31, 2025.
(ii)    Notwithstanding the foregoing, Executive’s Bonus for any calendar year shall be considered earned as of December 31 of that calendar year and payable, less applicable deductions and withholding taxes, between January 1st and March 15th of the year following the year in which the Bonus was considered earned.
(c)    Long-Term Incentive Compensation. During the Term, Executive shall be eligible to be considered for participation in the OUTFRONT Media Inc. Omnibus Stock Incentive Plan, i.e., OUTFRONT’s current long-term incentive plan (the “LTIP”) or any successor plans to the LTIP and shall be recommended for an annual grant with a target long-term incentive value equal to Five Million Dollars ($5,000,000), based on the Fair Market Value, as defined in the LTIP, of the underlying shares of OUTFRONT stock as of the date of grant, in accordance with the terms of the LTIP and with such terms and conditions established by the Committee in its sole discretion, as set forth in the applicable award agreement. Since the LTIP is administered under procedures that are not subject to contractual arrangements, eligibility for consideration and the recommended amount of any grant, is no guarantee of actual participation (or of meeting any target amounts), and the precise amount, form (including equity and equity-based awards, which for purposes of this Agreement are collectively referred to as “equity awards”) and timing of any such long-term incentive award, if any, shall be determined in the discretion of the Committee. LTIP awards shall be granted at such times and in such form and under such terms (including vesting, other than with respect to the OUT-Performance Award, as set forth in Exhibit A), as granted to other similarly situated senior executives of OUTFRONT, a significant portion of which shall be subject to performance vesting as determined in the discretion of the Committee and subject to the terms and conditions set forth in the applicable award agreement. Solely with respect to 2026, a portion of Executive’s LTIP award equal to Two Million Dollars ($2,000,000), shall be granted as soon as practicable following the Effective Date in the form of a Performance Stock Unit award tied to OUTFRONT’s stock price performance (the “OUT-Performance Award”). Additional details with respect to the OUT-Performance Award are set forth on Exhibit A hereto. The remaining Three Million Dollars ($3,000,000) balance of Executive’s 2026 LTIP, and the terms thereof, shall be determined in the discretion of the Compensation Committee.
(d)    Sign-On Equity Award. On or as soon as reasonably practicable following the Effective Date, OUTFRONT will grant Executive a one-time special award of restricted stock units with an aggregate grant date value of $1,000,000 (the “Sign-On Equity Award”). The

Sign-On Equity Award will vest on the earlier of: (i) the third anniversary of the date of such grant provided that Executive is still employed with OUTFRONT on such date and shall be settled no later than sixty (60) days after becoming vested; or (ii) as provided in paragraph 7(b)(ii)(D)(2) hereof. The Sign-On Equity Award shall be made in accordance with the terms of the LTIP and with such terms and conditions established by the Committee in its sole discretion, as set forth in the applicable award agreement.
(e)    Legal Fees. Upon presentation of reasonable documentation, OUTFRONT shall reimburse Executive for reasonable and customary attorneys’ fees incurred in connection with the review of this Agreement, up to a maximum amount of $12,500.
4.    Benefits. Executive shall participate in such vacation, medical, dental, life insurance, long-term disability insurance, retirement, long-term incentive and other benefit plans and programs as OUTFRONT may have or establish from time to time in which senior executives participate and in which Executive and Executive’s family (as applicable) would be eligible to participate under the terms of the plans, as may be amended from time to time; provided, however, that Executive will accrue a minimum of five (5) weeks of vacation time annually. This provision shall not be construed to require OUTFRONT to establish any welfare, compensation or long-term incentive plans, or to prevent the modification or termination of any plan once established, and no action or inaction with respect to any plan shall affect this Agreement.
5.    Business Expenses. During Executive’s employment under this Agreement, OUTFRONT shall reimburse Executive for such reasonable travel and other expenses (including first class travel) in the performance of Executive’s duties as are customarily reimbursed to OUTFRONT executives at comparable levels; provided, however, that expenses incurred by Executive in connection with Executive’s regular travel between Executive’s home office in Los Angeles, CA and OUTFRONT’s office in New York, NY, and for Executive’s accommodations while working in OUTFRONT’s office in New York, NY will not be reimbursed.
6.    Non-Competition, Confidential Information, Etc.
(a)    Non-Competition. Executive agrees that Executive’s employment with OUTFRONT is on an exclusive basis and that, while Executive is employed by OUTFRONT or any of its Subsidiaries (as defined in this paragraph 6(a)), Executive will not engage in any other business activity which is in conflict with Executive’s duties and obligations (including Executive’s commitment of time) under this Agreement. Executive agrees that, during the Non-Compete Period (as defined below), Executive shall not directly or indirectly engage in or participate as an owner, partner, member stockholder, officer, employee, director, agent of or consultant for any business that is competitive with any business of OUTFRONT without the written consent of OUTFRONT; provided, however, that this provision shall not prevent Executive from investing as less than a one (1%) percent stockholder in the securities of any company listed on a national securities exchange or quoted on an automated quotation system. The “Non-Compete Period” shall cover the period during Executive’s employment with OUTFRONT. Except as otherwise provided herein, as used in this Agreement, a “Subsidiary” of an entity shall mean any other entity, including any corporation, partnership (general or limited), limited liability company, entity, firm, business organization, enterprise, association or joint venture in which the first entity, directly or indirectly, owns 50% or more of the voting power.
(b)    Confidential Information.
(i)    Executive agrees that, during the Term and at any time thereafter, (A) Executive shall not use for any purpose, including disclosing to any third party, other than in performance of the duly authorized business of OUTFRONT, any information relating to OUTFRONT or any of its Affiliated Companies (as defined in paragraph 6(c)), which is non-public, confidential or proprietary to OUTFRONT or any of its Affiliated Companies (“Confidential Information”), including any trade secret or any written (including in any electronic form) or oral communication incorporating Confidential Information in any way (except as may be required by law or in the performance of Executive’s duties under this Agreement consistent with OUTFRONT’s policies); and (B) Executive will comply with any and all confidentiality obligations of OUTFRONT to a third party, whether arising under a written agreement or otherwise. Information shall not be deemed Confidential Information which (1) is or becomes generally available to the public other than as a result of a disclosure by Executive or at Executive’s direction or by any other person who directly or indirectly receives such information from Executive, or (2) is or becomes available to Executive on a non-confidential basis from a source which is entitled to disclose it to Executive. For purposes of this paragraph 6(b), the term “third party” shall be defined to mean any person other than OUTFRONT and its Subsidiaries or any of its respective directors and senior officers.
(ii)    Executive is hereby notified that the U.S. Defend Trade Secrets Act of 2016, 18 U.S.C. 1833 provides that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (A) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law; (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; or (C) to the individual’s attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as (x) any document containing the trade secret is filed under seal and (y) the trade secret is not disclosed except pursuant to court order.
(iii)    Anything to the contrary herein notwithstanding, nothing in this Agreement is intended to:
(A)    preclude Executive from disclosing or discussing information lawfully acquired about wages, hours or other terms and conditions of employment if used for purposes protected by Section 7 of the National Labor Relations Act, such as joining or forming a union, engaging in collective bargaining or engaging in other concerted activity for the mutual aid or protection of employees, or prohibit Executive from making statements or engaging in other activities or conduct protected by the National Labor Relations Act; or
(B)    limit Executive’s rights under applicable law to initiate communications directly with, provide information to, respond to any inquiries from, or report possible violations of law or regulation to any governmental entity or self-regulatory authority, or to file a charge with or participate in an investigation conducted by any governmental entity or self-regulatory authority, and Executive does not need OUTFRONT’s permission to do so. In addition, it is understood that nothing herein requires Executive to notify OUTFRONT of a request for information from any governmental entity or self-regulatory authority that is not directed to OUTFRONT or of Executive’s decision to file a charge or complaint with or participate in an investigation conducted by any governmental entity or self-regulatory authority; provided that Executive use reasonable best efforts (including taking into account the advice of Executive’s own counsel) to avoid any unnecessary disclosure by Executive of the Confidential Information. Notwithstanding the foregoing, Executive recognizes that, in connection with the provision of information to any governmental entity or self-regulatory authority, Executive must inform such governmental entity or self-regulatory authority that the information Executive is providing is confidential. Despite the foregoing, Executive is not permitted to reveal to any third party, including any governmental entity or self-regulatory authority, information Executive came to learn during Executive’s service to OUTFRONT that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege or attorney work product doctrine. OUTFRONT does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information. For the avoidance of doubt, nothing herein shall be construed to prevent or limit Executive from recovering any bounty or monetary award from any governmental entity or regulatory or law enforcement authority in connection with information provided to any governmental entity or other protected “whistleblower” activity.
(c)    No Solicitation. Executive agrees that, while employed by OUTFRONT, and solely with respect to paragraph 6(c)(i), for the greater of twelve (12) months thereafter or for so long as payments are due to Executive pursuant to paragraph 7(b), Executive shall not, directly or indirectly:
(i)    employ or solicit the employment of any person who is then or has been within twelve (12) months prior thereto, an employee of OUTFRONT or any of its Affiliated Companies (as defined in paragraph 6(c));
(ii)    do any act or thing to cause, bring about, or induce any interference with, disturbance to, or interruption of any of the then-existing relationships (whether or not such relationships have been reduced to formal contracts) of OUTFRONT or any of its Affiliated Companies with any employee or consultant; or
(iii)    do any act or thing to cause, bring about, or induce any interference with, disturbance to, or interruption of any of the then-existing relationships (whether or not such relationships have been reduced to formal contracts) of OUTFRONT or any of its Affiliated Companies with any customer or supplier.
Notwithstanding anything to the contrary contained herein, Executive’s response to an unsolicited request for an employment reference regarding any former employee of OUTFRONT shall not be a violation of this paragraph 6(c). For purposes of this Agreement, an “Affiliated Company” shall mean any entity in which OUTFRONT directly or indirectly owns at least 20%

of the voting power. Should OUTFRONT have reason to believe Executive is violating the terms of this paragraph 6(c), OUTFRONT may contact any individual(s) necessary to (A) determine the existence of a violation and (B) enforce this paragraph 6(c), without being deemed to have violated the confidentiality terms of any written agreement between Executive and OUTFRONT.
(d)    OUTFRONT Ownership. The results and proceeds of Executive’s services under this Agreement, including, without limitation, any works of authorship resulting from Executive’s services during Executive’s employment with OUTFRONT and any works in progress resulting from such services, shall be works-made-for-hire and OUTFRONT shall be deemed the sole owner throughout the universe of any and all rights of every nature in such works, whether such rights are now known or hereafter defined or discovered, with the right to use the works in perpetuity in any manner OUTFRONT determines, in its discretion, without any further payment to Executive. If, for any reason, any of such results and proceeds are not legally deemed a work-made-for-hire and/or there are any rights in such results and proceeds which do not accrue to OUTFRONT under the preceding sentence, then Executive hereby irrevocably assigns and agrees to assign any and all of Executive’s right, title and interest thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of every nature in the work, whether now known or hereafter defined or discovered, and OUTFRONT shall have the right to use the work in perpetuity throughout the universe in any manner OUTFRONT determines, in its discretion, without any further payment to Executive. Executive shall, as may be requested by OUTFRONT from time to time, do any and all things which OUTFRONT may deem useful or desirable to establish or document OUTFRONT’s rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright, trademark and/or patent applications, assignments or similar documents and, if Executive is unavailable or unwilling to execute such documents, Executive hereby irrevocably designates the General Counsel of OUTFRONT (or his or her designee) as Executive’s attorney-in-fact with the power to execute such documents on Executive’s behalf. To the extent Executive has any rights in the results and proceeds of Executive’s services under this Agreement that cannot be assigned as described above, Executive unconditionally and irrevocably waives the enforcement of such rights. This paragraph 6(d) is subject to, and does not limit, restrict, or constitute a waiver by OUTFRONT of any ownership rights to which OUTFRONT may be entitled by operation of law by virtue of being Executive’s employer.
(e)    Litigation.
(i)    Executive agrees to cooperate with OUTFRONT and its attorneys, both during and after the termination of Executive’s employment, in connection with any litigation or other proceeding arising out of or relating to matters in which Executive was involved or had knowledge of prior to the termination of Executive’s employment. Executive’s cooperation shall include, without limitation, providing assistance to counsel, experts or consultants, providing truthful testimony in pretrial and trial or hearing proceedings and any travel related to Executive’s attendance at such proceedings. In the event that Executive’s cooperation is requested after the termination of Executive’s employment, OUTFRONT will (A) seek to minimize interruptions to Executive’s schedule to the extent consistent with its interests in the matter; and (B) whether during or after the termination of Executive’s employment, reimburse Executive for all reasonable and appropriate out-of-pocket expenses actually incurred by Executive in connection with such cooperation upon reasonable substantiation of such expenses. Reimbursement shall be made within sixty (60) calendar days following the date on which OUTFRONT receives appropriate documentation with respect to such expenses, but in no event shall payment be made later than December 31 of the calendar year following the calendar year in which Executive incurs the related expenses.
(ii)    Executive agrees that during the Term and at any time thereafter, to the fullest extent permitted by law, Executive will not testify voluntarily in any lawsuit or other proceeding which directly or indirectly involves OUTFRONT or any of its Affiliated Companies, or which may create the impression that such testimony is endorsed or approved by OUTFRONT or any of its Affiliated Companies, without advance notice (including the general nature of the testimony) to and, if such testimony is without subpoena or other compulsory legal process, the approval of the General Counsel of OUTFRONT.
(f)    Interviews, Writing of Books, Articles, Etc. During the Term, Executive shall timely inform the Investor Relations Department of any interviews or speeches, and/or Executive’s involvement in the preparation of books, articles, television or motion picture productions or other creations, in either case, concerning OUTFRONT or its Affiliated Companies or any of its officers, directors, agents, employees, suppliers or customers. Executive shall, at all times, follow the directions of the Board with respect to any of the activities referenced in this paragraph 6(f). The obligation to inform in this paragraph 6(f) shall not apply to a statement as to Executive’s employment with OUTFRONT made in a publication by a school, social club, community association or similar organizations.
(g)    Return of Property. All documents, data, recordings, or other property, whether tangible or intangible, including all information stored in electronic form, obtained or prepared by or for Executive and utilized by Executive in the course of Executive’s employment with OUTFRONT shall remain the exclusive property of OUTFRONT. In the event of the termination of Executive’s employment for any reason, OUTFRONT reserves the right, to the extent permitted by law and in addition to any other remedy OUTFRONT may have, to deduct from any monies otherwise payable to Executive the following: (i) all amounts Executive may owe to OUTFRONT or any of its Affiliated Companies at the time of or subsequent to the termination of Executive’s employment with OUTFRONT; and (ii) the value of the OUTFRONT property which Executive retains in Executive’s possession after the termination of Executive’s employment with OUTFRONT. In the event that the law of any state or other jurisdiction requires the consent of an employee for such deductions, this Agreement shall serve as such consent. Notwithstanding anything in this paragraph 6(g) to the contrary, OUTFRONT will not exercise such right to deduct from any monies otherwise payable to Executive that constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code, as amended, and the rules and regulations promulgated thereunder (“Section 409A”). Anything herein to the contrary notwithstanding, upon Executive’s termination of employment, Executive shall be entitled to retain (A) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and rolodexes, personal files and phone books, (B) information showing Executive’s compensation or relating to the reimbursement of expenses incurred by Executive, (C) information Executive reasonably believes may be needed for tax purposes, and (D) copies of plans, programs and agreements related to Executive’s employment, or termination thereof, with OUTFRONT.
(h)    Non-Disparagement. To the fullest extent permitted by law, Executive agrees that, during the Term and for a period of one (1) year thereafter, Executive shall not, in any communications with the press or other media or any customer, client, supplier of OUTFRONT or any of its Subsidiaries, or member of the investment community, directly or indirectly criticize, ridicule or make any statement which disparages or is derogatory of OUTFRONT or any of its Affiliated Companies, or any of its directors or senior officers. OUTFRONT agrees that during the Term and for a period of one (1) year thereafter, OUTFRONT shall not, in any communications with the press or other media or any customer client, supplier of OUTFRONT or any of its Subsidiaries, or member of the investment community directly or indirectly criticize, ridicule or make any statement which disparages or is derogatory of Executive; provided that OUTFRONT’s obligations shall be limited to communications by its senior corporate executives having the rank of Senior Vice President or above (“Specified Executives”), and it is agreed and understood that any such communication by any Specified Executive (or by any executive at the behest of a Specified Executive) shall be deemed to be a breach of this paragraph 6(h) by OUTFRONT. Notwithstanding the foregoing, neither Executive nor OUTFRONT shall be prohibited from making truthful statements in connection with any arbitration proceeding described in paragraph 19 concerning a dispute relating to this Agreement. Nothing in this paragraph is intended to, and shall not, restrict or limit Executive from exercising Executive’s protected rights under paragraph 6(b)(iii) hereof; restrict or limit Executive or OUTFRONT from providing information in response to a subpoena or other legal process, to a governmental entity or self-regulatory authority, or in the event of litigation between Executive and OUTFRONT or its affiliates; prohibit Executive from making statements or engaging in any other activities or conduct protected by the National Labor Relations Act; or prevent or limit Executive from recovering any bounty or monetary award from any governmental entity or regulatory or law enforcement authority in connection with information provided to any governmental entity or other protected “whistleblower” activity.
(i)    Injunctive Relief. OUTFRONT has entered into this Agreement in order to obtain the benefit of Executive’s unique skills, talent, and experience. Executive acknowledges and agrees that any violation of paragraphs 6(a) through (h) will result in irreparable damage to OUTFRONT and, accordingly, OUTFRONT may obtain injunctive and other equitable relief for any breach or threatened breach of such paragraphs, in addition to any other remedies available to OUTFRONT, and Executive hereby consents and agrees to personal jurisdiction in any state or federal court located in the City of New York, Borough of Manhattan.
(j)    Survival; Modification of Terms. Executive’s obligations under paragraphs 6(a) through (i) shall remain in full force and effect for the entire period specified therein notwithstanding, where applicable, the termination of Executive’s employment under this Agreement for any reason or the expiration of the Term. Executive and OUTFRONT agree that the restrictions and remedies contained in paragraphs 6(a) through (i) are reasonable and that it is Executive’s intention and the intention of OUTFRONT that such restrictions and remedies shall be enforceable to the fullest extent permissible by law. If a court of competent jurisdiction shall find that any such restriction or remedy is unenforceable but would be enforceable if some part were deleted or the period or area of application reduced, then such restriction or remedy shall apply with the modification necessary to make it enforceable. Executive acknowledges that OUTFRONT conducts its business operations around the world and has invested considerable time and effort to develop the international brand and goodwill associated with the “OUTFRONT” name. To that end, Executive further acknowledges that the obligations set forth in this paragraph 6 are by necessity international in scope and necessary to protect the international operations and goodwill of OUTFRONT and its Affiliated Companies.
7.    Termination of Employment. Upon the termination of Executive’s employment pursuant to any provision of this paragraph 7, Executive shall continue to possess the entitlements described in paragraphs 8, 18 and 19.
(a)    Termination for Cause.
(i)    OUTFRONT may, at its option, terminate Executive’s employment under this Agreement for Cause at any time during the Term. For purposes of this Agreement, “Cause” shall mean: (A) embezzlement, fraud or other conduct which would constitute a felony or a misdemeanor involving fraud or perjury; (B) willful unauthorized disclosure of Confidential Information; (C) Executive’s failure or refusal to obey a material lawful directive that is appropriate to Executive’s position from an executive(s) with authority to give Executive such directive; (D) Executive’s failure or refusal to comply with a material written polic(ies) of OUTFRONT, including, but not limited to, OUTFRONT’s Code of Conduct (the “Code”); (E) Executive’s material breach of this Agreement; (F) Executive’s willful failure or willful refusal after being given written notice (except in the event of Executive’s Disability) to substantially perform Executive’s material duties and responsibilities as set forth in paragraph 2; (G) Executive’s willful failure to cooperate with a bona fide internal investigation or investigation by regulatory or law enforcement authorities or the destruction or failure to preserve documents or other material reasonably likely to be relevant to such an investigation, or the inducement of others to fail to cooperate or to destroy or fail to produce documents or other material; (H) conduct by Executive which is considered an offense involving moral turpitude under federal, state or local laws, or (I) willful misconduct by Executive that brings Executive to public disrepute or scandal that does, or is likely to do, significant harm to OUTFRONT’s businesses or those who conduct business with OUTFRONT and its Affiliated Companies. For purposes of this Agreement, no act, or failure to act or omission on Executive’s part shall be deemed “willful” unless done, or omitted, by Executive not in good faith and without reasonable belief that Executive’s action or omission was in, or not opposed to, the best interest of OUTFRONT.
Prior to the termination of Executive’s employment for Cause, Executive shall have the opportunity to explain his position with respect to the issue(s) giving rise to his termination for Cause to the Board. A minimum of five (5) Board members will be required to attend, one (1) of which shall be of Executive’s choosing.

No more than one hundred and eighty (180) days after OUTFRONT first learns of the event constituting Cause, OUTFRONT will give Executive written notice of termination regarding any alleged act, failure or breach in reasonable detail and, except in the case of clause (A) or (B), the conduct required to cure. Except for conduct described in clause (A) or (B), Executive shall have twenty (20) days from the giving of such written notice (“20-Day Notice Period”) within which to cure any conduct, failure, breach or refusal under clause (C), (D), (E), (F), (G), (H) or (I) of this paragraph 7(a)(i); provided, however, that if OUTFRONT reasonably expects irreparable injury from a delay of twenty (20) days, OUTFRONT may choose to suspend Executive without pay for all or part of the 20-Day Notice Period and remove Executive’s access to OUTFRONT’s systems and offices during the 20-Day Notice Period.
(ii)    In the event that Executive’s employment terminates under paragraph 7(a)(i) during the Term, except as otherwise provided in this Agreement, including for any Accrued Obligations (as defined in the next sentence) which shall be paid net of applicable withholding taxes, OUTFRONT shall have no further obligations under this Agreement, including, without limitation, any obligation to pay Salary or Bonus or provide benefits, except to the extent of “Accrued Obligations.” As used in this Agreement, the term “Accrued Obligations” means: (A) any unpaid Salary through and including the date of termination, (B) any unpaid Bonus awarded for the calendar year prior to the calendar year in which Executive is terminated, (C) any business expense reimbursements incurred but not yet approved and/or paid and (D) such other amounts or benefits as are required to be paid or provided by law or in accordance with applicable plans, programs and other arrangements of OUTFRONT. The amounts payable to Executive pursuant to clauses (A), (B) and (C) of the preceding sentence shall be paid to Executive no later than thirty (30) days after the date on which Executive’s employment terminates, and the amounts or benefits payable to Executive pursuant to clause (D) of the preceding sentence shall be paid or provided to Executive at the time or times and in the manner specified in the applicable plans, programs and other arrangements.
(b)    Termination by OUTFRONT without Cause or Termination by Executive for Good Reason.
(i)    OUTFRONT may terminate Executive’s employment under this Agreement without Cause at any time during the Term by providing written notice of termination to Executive. In addition, Executive may terminate Executive’s employment under this Agreement for Good Reason at any time during the Term by written notice of termination to OUTFRONT given no more than sixty (60) days after Executive first learns of the event constituting Good Reason. Such notice shall state an effective termination date that is not earlier than thirty (30) days and not later than sixty (60) days after the date it is given to OUTFRONT, provided that OUTFRONT may set an earlier effective date for Executive’s termination at any time after receipt of Executive’s notice. For purposes of this Agreement (and any other agreement that expressly incorporates the definition of Good Reason hereunder), “Good Reason” shall mean the occurrence of any of the following without Executive’s consent (other than in connection with the termination or suspension of Executive’s employment or duties for Cause or in connection with physical and mental incapacity): (A) a material reduction in Executive’s Salary or annual Target Bonus opportunity in effect prior to such reduction (excluding across-

the-board reductions for similarly situated executives); (B) a material reduction in Executive’s positions (including serving on the Board), titles, authorities, duties or responsibilities from those in effect immediately prior to such reduction; (C) the assignment to Executive of duties or responsibilities that are materially inconsistent with Executive’s authorities, duties or responsibilities as they shall exist on the Effective Date; (D) the material breach by OUTFRONT of any of its obligations under this Agreement; or (E) the requirement that Executive relocate by more than fifty (50) miles from Executive’s current location. OUTFRONT shall have thirty (30) days from the receipt of Executive’s notice within which to cure and in the event of such cure Executive’s notice shall be of no further force or effect. If no cure is effected, Executive’s termination will be effective as of the date specified in Executive’s written notice to OUTFRONT or such earlier effective date set by OUTFRONT following receipt of Executive’s notice.
(ii)    In the event that Executive’s employment terminates under paragraph 7(b)(i) during the Term hereof, Executive shall thereafter receive, less applicable withholding taxes, the Accrued Obligations and subject to Executive’s compliance with paragraph 7(g) hereunder, the following payments and benefits:
(A)    Cash Severance: an amount equal to the sum of (1) twelve (12) months of Executive’s then current Salary described in paragraph 3(a) (or, if Executive’s Salary has been reduced in violation of this Agreement, Executive’s highest Salary during the Term) and (2) Executive’s Target Bonus in effect at the time of termination (or, if Executive’s Target Bonus has been reduced in violation of this Agreement, Executive’s highest Target Bonus during the Term), payable ratably in equal installments in accordance with OUTFRONT’s then effective payroll practices, over a twelve (12) month period beginning on the regular payroll date (“Regular Payroll Date”) next following Executive’s termination date.
(B)    Prorated Bonus: a prorated Bonus, determined in accordance with the guidelines of the EBP and payable in accordance with paragraph 3(b)(ii). For purposes of this Agreement, the term “Prorated” shall mean the product of Executive’s Bonus determined for the calendar year of Executive’s termination multiplied by a fraction, the numerator of which shall be the number of days Executive shall have been employed by OUTFRONT in such year and the denominator of which shall be 365 (or 366 if a leap year). If at any time prior to Executive’s date of termination Executive’s Target has been reduced in violation of the terms of this Agreement, then Executive’s Prorated Bonus for the year in which Executive’s employment terminates shall be determined on the basis of the highest Target Bonus during the Term.
(C)    Health Benefits: medical and dental insurance coverage for Executive and Executive’s eligible dependents at no cost to Executive (except as hereafter described) pursuant to the OUTFRONT benefit plans in which Executive participated in at the time of Executive’s termination of employment (or, if different, other benefit plans generally available to senior level executives) for a period of twelve (12) months following the termination date, or if earlier, the date on which Executive becomes eligible for medical or dental coverage as the case may be from a third party, which period of coverage shall be considered to run concurrently with the COBRA continuation period; provided that during the period that OUTFRONT provides Executive with this coverage, the cost of such coverage will be treated as taxable income to Executive and OUTFRONT may withhold taxes from Executive’s compensation for this purpose; provided, further, that Executive may elect to continue Executive’s medical and dental insurance coverage under COBRA at Executive’s own expense for the balance, if any, of the period required by law.
(D)    Equity: the following with respect to awards granted to Executive under the LTIP:
(1)    All outstanding stock option awards (or portions thereof) that have previously vested and become exercisable by the date of such termination shall remain exercisable until the greater of twelve (12) months following the termination date or the period provided in accordance with the terms of the grant; provided, however, that in no event shall the exercise period extend beyond the applicable expiration date. In addition, the portion of all outstanding stock option awards that are unvested on the termination but would otherwise vest on or before the end of the twelve month period following the date of Executive’s Termination Without Cause or Termination for Good Reason shall accelerate and vest immediately on the Release Effective Date (as hereinafter defined).
(2)    All restricted share units and other full value equity awards (other than the OUT-Performance Award) that would otherwise vest on or before the end of the twelve month period following the date of Executive’s Termination Without Cause or Termination for Good Reason shall accelerate and vest immediately on the Release Effective Date and be settled as soon as administratively feasible (but no later than ten (10) business days) thereafter; provided however that any such full value equity awards that remain subject to performance-based vesting conditions shall vest with an assumption that the performance goal(s) were achieved at target level. Notwithstanding the foregoing, the equity treatment in this paragraph 7(b)(ii)(D)(2) shall not apply to the OUT-Performance Award and the treatment of such award upon termination shall be as specified in Exhibit A hereto.
(iii)    Executive shall not be required to mitigate the amount of any payment provided for in paragraph 7(b)(ii) by seeking other employment. The payments provided for in paragraph 7(b)(ii) are in lieu of any other severance or income continuation or protection under any OUTFRONT program or agreement that may now or hereafter exist (unless the terms of such plan, program or agreement expressly state that the payments and benefits payable thereunder are intended to be in addition to the type of payments and benefits described in paragraph 7(b)(ii).
(c)    Death.
(i)    Executive’s employment with OUTFRONT shall terminate automatically upon Executive’s death.
(ii)    In the event of Executive’s death prior to the end of the Term while Executive is actively employed, Executive’s beneficiary or estate shall be entitled to the

Accrued Obligations, with any payments then due being payable within thirty (30) days following Executive’s date of death. In addition, (A) all awards of stock options that have not vested and become exercisable on the date of such termination shall accelerate and vest immediately, and shall continue to be exercisable by Executive’s beneficiary or estate until the greater of two (2) years following Executive’s date of death or the period provided in accordance with the terms of the grant, provided that in no event shall the exercise period of such awards extend beyond their expiration date; (B) all awards of stock options that have previously vested and become exercisable by the date of Executive’s death shall remain exercisable by Executive’s beneficiary or estate until the greater of two (2) years following Executive’s date of death or the period provided in accordance with the terms of the grant, provided that in no event shall the exercise period of such awards extend beyond their expiration date; (C) all awards of RSUs and other equity awards that remain subject only to time-based vesting conditions on the date of Executive’s death shall immediately vest and be settled within ten (10) business days thereafter; and (D) all awards of RSUs and other equity awards that remain subject to performance-based vesting conditions on the date of Executive’s death (other than the OUT-Performance Award) shall vest if and to the extent the Committee certifies that a level of the performance goal(s) relating to such RSU or other equity award has been met following the end of the applicable performance period, and shall be settled within ten (10) business days thereafter.
(iii)    In the event of Executive’s death after the termination of Executive’s employment (which termination occurred during the Term) under circumstances described in paragraph 7(b)(i), but prior to payment of any amounts or benefits described in paragraph 7(b) (ii), as applicable, that Executive would have received had Executive continued to live, all such amounts and benefits (payable under paragraph 7(b)(ii) shall be paid, less applicable deductions and withholding taxes, to Executive’s beneficiary (or, if no beneficiary has been designated, to Executive’s estate) in accordance with the applicable payment schedule set forth in paragraph 7(b)(ii), as applicable.
(d)    Disability.
(i)    If, while employed during the Term, Executive becomes “disabled” within the meaning of such term under the short-term disability (“STD”) program in which OUTFRONT senior executives are eligible to participate (such condition is referred to as a “Disability” or being “Disabled”), Executive will be considered to have experienced a termination of employment with OUTFRONT and its Subsidiaries as of the date Executive first becomes eligible to receive benefits under the long-term disability (“LTD”) program in which OUTFRONT senior executives are eligible to participate or, if Executive does not become eligible to receive benefits under such OUTFRONT LTD program, Executive has not returned to work by the six (6) month anniversary of Executive’s Disability onset date.
(ii)    Except as provided in this paragraph 7(d)(ii), if Executive becomes Disabled while employed during the Term, Executive will exclusively receive compensation under the STD program in accordance with its terms and, thereafter, under the LTD program in accordance with its terms, provided Executive is eligible to receive LTD program benefits. Notwithstanding the foregoing, if Executive has not returned to work by December 31 of a calendar year during the Term, Executive will receive bonus compensation for the calendar year(s) during the Term in which Executive receives compensation under the STD program, determined as follows:
(A)    for the portion of the calendar year from January 1st until the date on which Executive first receives compensation under the STD program, bonus compensation shall be determined in accordance with the EBP (i.e., based upon achievement of company performance goals and the Committee’s good faith estimate of Executive’s achievement of Executive’s personal goals) and prorated for such period; and
(B)    for any subsequent portion of that calendar year and any portion of the following calendar year in which Executive receives compensation under the STD program, bonus compensation shall be in an amount equal to Executive’s Target Bonus and prorated for such period(s).
Bonus compensation under this paragraph 7(d)(ii) shall be paid, less applicable deductions and withholding taxes, between January 1st and March 15th of the calendar year following the calendar year to which such bonus compensation relates. Executive will not receive bonus compensation for any portion of the calendar year(s) during the Term while Executive receives benefits under the LTD program. For the periods that Executive receives compensation and benefits under the STD and LTD programs, such compensation and benefits and the bonus compensation provided under this paragraph 7(d)(ii) are in lieu of Salary and Bonus under paragraphs 3(a) and (b).
In addition, if Executive’s employment terminates due to Executive’s “Permanent Disability” (as defined in the then current LTIP), (w) all awards of stock options that have not vested and become exercisable on Executive’s termination date shall accelerate and vest immediately, and shall continue to be exercisable until the greater of three (3) years following the termination date or the period provided in accordance with the terms of the grant, provided that in no event shall the exercise period of such awards extend beyond their expiration date; (x) all awards of stock options and stock appreciation rights that have previously vested and become exercisable by Executive’s termination date shall remain exercisable until the greater of three (3) years following the termination date or the period provided in accordance with the terms of the grant, provided that in no event shall the exercise period of such awards extend beyond their expiration date; (y) all awards of RSUs and other equity awards that remain subject only to time-based vesting conditions on Executive’s termination date shall immediately vest and be settled within ten (10) business days thereafter; and (z) all awards of RSUs and other equity awards that remain subject to performance-based vesting conditions on Executive’s termination date (other than the OUT-Performance Award) shall vest if and to the extent the Committee certifies that a level of the performance goal(s) relating to such RSU or other equity award has been met following the end of the applicable performance period, and shall be settled within ten (10) business days thereafter.
(e)    Termination without Good Reason. Executive shall have the right to terminate Executive’s employment under this Agreement upon not less than ninety (90) days’ prior written notice to OUTFRONT; provided that, OUTFRONT may elect to waive said ninety

(90) day notice period. If Executive terminates his employment without Good Reason under this paragraph 7(e), OUTFRONT shall pay Executive the Accrued Obligations at the times set forth in paragraph 7(a)(ii).
(f)    Resignation from Official Positions. If Executive’s employment with OUTFRONT terminates for any reason, Executive shall automatically be deemed to have resigned at that time from any and all officer or director positions that Executive may have held with OUTFRONT or any of OUTFRONT’s Affiliated Companies and all board seats or other positions in other entities Executive held on behalf of OUTFRONT, including any fiduciary positions (including as a trustee) Executive holds with respect to any employee benefit plans or trusts established by OUTFRONT. Executive agrees that this Agreement shall serve as written notice of resignation in this circumstance. If, however, for any reason this paragraph 7(f) is deemed insufficient to effectuate such resignation, Executive agrees to execute, upon the request of OUTFRONT or any of its Affiliated Companies, any documents or instruments which OUTFRONT may deem reasonably necessary or desirable to effectuate such resignation or resignations, and Executive hereby authorizes the Secretary and any Assistant Secretary of OUTFRONT or any of OUTFRONT’s Affiliated Companies to execute any such documents or instruments as Executive’s attorney-in-fact.
(g)    Release; Compliance with Paragraph 6. Notwithstanding any provision in this Agreement to the contrary, prior to payment by OUTFRONT of any amount or provision of any benefit pursuant to paragraph 7(b)(ii) or 7(e), as applicable, (A) Executive shall have executed and delivered to OUTFRONT a release (for the benefit of OUTFRONT and its Affiliated Companies, directors, officers, employees, agents and assigns) in substantially the form as set forth in Exhibit B hereto (the “Release”), and (B) the Release shall have become effective and irrevocable in its entirety not later than the sixtieth (60th) day following Executive’s date of termination (the date on which the Release becomes effective in accordance with its terms, the “Release Effective Date”); provided, however, that if, at the time any cash severance payments are scheduled to be paid to Executive and any portion of Executive’s RSUs or other equity awards that constitutes “deferred compensation” within the meaning of Section 409A (after taking into account all exclusions applicable to such payments and awards under Section 409A) is scheduled to be settled, in either case pursuant to paragraph 7(b)(ii) or 7(e), as applicable (together, “Payments”), Executive has not executed a general release that has become effective and irrevocable in its entirety, then any such Payments shall be held and accumulated without interest, and shall be paid to Executive on the first Regular Payroll Date following the Release Effective Date. Executive’s failure or refusal to sign and deliver the release or Executive’s revocation of an executed and delivered release in accordance with applicable laws, whether intentionally or unintentionally, will result in the forfeiture of the payments and benefits under paragraph 7(b)(ii) or 7(e), as applicable. Anything herein to the contrary notwithstanding, if such sixty (60) day period ends in a calendar year subsequent to the year in which Executive’s employment ends, no Payments shall be made until the first Regular Payroll Date in such following calendar year that occurs on or after the Release Effective Date. If any Payments are delayed pursuant to the preceding sentence, the first such Payment to be made shall include all Payments that would have been made following the date of termination of Executive’s employment but for such delay.

(i)    Notwithstanding any provision in this Agreement to the contrary, the payments and benefits described in paragraph 7(b)(ii) or 7(e), as applicable, shall immediately cease, and OUTFRONT shall not have any further obligations to Executive with respect thereto, in the event that Executive materially breaches any provision of paragraph 6.
(ii)    Termination of Benefits. Notwithstanding anything in this Agreement to the contrary (except as otherwise provided in paragraph 7(b)(ii) or 7(e), as applicable, with respect to medical and dental benefits), participation in all OUTFRONT benefit plans and programs (including, without limitation, vacation accrual, all retirement and related excess plans and LTD) will terminate upon the termination of Executive’s employment except to the extent otherwise expressly provided in such plans or programs, and subject to any vested rights Executive may have under the terms of such plans or programs. The foregoing shall not apply to the LTIP and, after the termination of Executive’s employment, Executive’s rights under the LTIP shall be governed by the terms of the LTIP award agreements, certificates, the applicable LTIP plan(s) and this Agreement.
8.    Indemnification.
(a)    OUTFRONT agrees that if Executive is made a party to, threatened to be made a party to, receives any legal process in, or receives any discovery request or request for information in connection with, any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that Executive is or was a director, officer, employee, consultant or agent of OUTFRONT, or is or was serving at the written request of, or on behalf of, OUTFRONT as a director, officer, member, employee, consultant or agent of another corporation, limited liability corporation, partnership, joint venture, trust or other entity, whether or not the basis of such Proceeding is Executive’s alleged action in an official capacity while serving as a director, officer, member, employee, consultant or agent of OUTFRONT or other entity, Executive shall be indemnified and held harmless by OUTFRONT to the fullest extent permitted or authorized by OUTFRONT’s certificate of incorporation or by-laws or, if greater, by applicable law, against any and all costs, expenses, liabilities and losses (including, without limitation, attorneys’ fees reasonably incurred, judgments, fines, taxes or penalties and amounts paid or to be paid in settlement and any reasonable cost and fees incurred in enforcing Executive’s rights to indemnification or contribution) incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even though Executive has ceased to be a director, officer, member, employee, consultant or agent of OUTFRONT or other entity and shall inure to the benefit of Executive’s heirs, executors and administrators. OUTFRONT shall be responsible for reimbursing Executive for all costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred by Executive in connection with any Proceeding within twenty (20) business days after receipt by OUTFRONT of a written request for such reimbursement and appropriate documentation associated with these expenses. Such request shall include an undertaking by Executive to repay the amount of such advance if it shall ultimately be determined that Executive is not entitled to be indemnified against such costs and expenses.

(b)    To the extent that OUTFRONT maintains officers’ and directors’ liability insurance, Executive will be covered under such policy to the same extent as its other similarly-situated senior executives subject to the exclusions and limitations set forth therein.
9.    No Acceptance of Payments. Executive represents that Executive has not accepted or given nor will Executive accept or give, directly or indirectly, any money, services or other valuable consideration from or to anyone other than OUTFRONT for the inclusion of any matter as part of any film, television program or other production produced, distributed and/or developed by OUTFRONT or any of its Affiliated Companies.
10.    Equal Opportunity Employer; Employee Statement of Business Conduct. Executive acknowledges that OUTFRONT is an equal opportunity employer. Executive represents and warrants that Executive has read and fully understands the OUTFRONT Equal Employment Opportunity (“EEO”) policy and that Executive is in full compliance with the terms of the EEO policy. Executive further represents and warrants that Executive will comply with the EEO policy and with applicable Federal, state and local laws prohibiting discrimination on the basis of race, color, national origin, religion, sex, age, disability, alienage or citizenship status, sexual orientation, veteran’s status, gender identity or gender expression, marital status, height or weight, genetic information or any other characteristic protected by law or OUTFRONT policy during the Term. Executive acknowledges that Executive has been furnished a copy of the Code. Executive represents and warrants that Executive has read and fully understands all of the requirements thereof, and that Executive is in full compliance with the terms of the Code. Executive further represents and warrants that at all times during the Term hereof, Executive shall perform Executive’s services hereunder in full compliance with the Code and other applicable OUTFRONT policies, as may be amended from time to time, and with any revisions thereof or additions thereto.
11.    Notices. All notices or other communications hereunder shall be given in writing and shall be deemed given if served personally or mailed by registered or certified mail, return receipt requested, to the parties at their addresses above indicated or any other address designated in writing by either party, with a copy, in the case of OUTFRONT, to the attention of the General Counsel of OUTFRONT. Any notice given by registered mail shall be deemed to have been given three (3) days following such mailing.
12.    Assignment. This is an Agreement for the performance of personal services by Executive and may not be assigned by Executive or OUTFRONT except that OUTFRONT may assign this Agreement to any affiliated company of or any successor in interest to OUTFRONT or any of its affiliates, provided such successor agrees to assume OUTFRONT’s obligations under this Agreement.
13.    New York Law, Etc. Executive acknowledges that this Agreement has been executed, in whole or in part, in the State of New York. Accordingly, Executive agrees that this Agreement and all matters or issues arising out of or relating to Executive’s OUTFRONT employment shall be governed by the laws of the State of New York applicable to contracts entered into and performed entirely therein without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of New York.
14.    No Implied Contract. Nothing contained in this Agreement shall be construed to impose any obligation on OUTFRONT or Executive to renew this Agreement or any portion thereof. The parties intend to be bound only upon execution of a written agreement and no negotiation, exchange of draft or partial performance shall he deemed to imply an agreement. Neither the continuation of employment nor any other conduct shall be deemed to imply an extension of this Agreement upon the expiration of the Term.
15.    Entire Understanding. This Agreement and the agreements, plans, awards and policies reflected herein collectively contain the entire understanding of the parties hereto relating to the subject matter contained in this Agreement, and can be changed only by a writing signed by both parties. In the event of conflict between the Agreement and any other OUTFRONT policies or documents, the Agreement shall govern.
16.    Void Provisions. If any provision of this Agreement, as applied to either party or to any circumstances, shall be found by a court of competent jurisdiction to be unenforceable but would be enforceable if some part were deleted or the period or area of application were reduced, then such provision shall apply with the modification necessary to make it enforceable, and shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement.
17.    Supersedes Prior Agreements. This Agreement supersedes and cancels all prior agreements relating to Executive’s employment by OUTFRONT or any of its Affiliated Companies relating to the subject matter herein, except to the extent any prior written agreement between the parties hereto expressly provides that it shall not be superseded or canceled by this Agreement.
18.    Payment of Deferred Compensation - Section 409A. The parties hereto intend that all payments and benefits to be made or provided to Executive hereunder either will be exempt from, or will be paid or provided in compliance with all applicable requirements of Section 409A, and the provisions of this Agreement shall be construed and administered in accordance with such intent. In furtherance of such intent, the following provisions shall apply notwithstanding any other provisions in this Agreement to the contrary:
(a)    All payments to be made to Executive hereunder, to the extent they are subject to the requirements of Section 409A (after taking into account all exclusions applicable to such payments thereunder), shall be made no later, and shall not be made any earlier, than at the time or times specified herein for such payments to be made, except as otherwise permitted or required under Section 409A.
(b)    The date of Executive’s “separation from service”, as defined in Section 409A, shall be treated as the Executive’s date of termination for purposes of determining the time of payment of any amount that is subject to Section 409A (after taking into account all exclusions applicable to such payments thereunder) that becomes payable to the Executive hereunder upon Executive’s termination of employment.
(c)    To the extent any payment otherwise required to be made to Executive hereunder on account of Executive’s separation from service is properly treated as subject to Section 409A (after taking into account all exclusions applicable to such payment thereunder), and Executive is a “specified employee” under Section 409A at the time of Executive’s separation from service, then such payment shall not be made until the first business day after the earlier of (i) the expiration of six (6) months from the date of Executive’s separation from service, or (ii) the date of Executive’s death (such first business day, the “Delayed Payment Date”). On the Delayed Payment Date, there shall be paid to Executive or, if Executive has died, to Executive’s estate, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence.
(d)    In the case of any amounts payable hereunder to Executive in the form of a series of installment payments, each such installment payment shall be treated as a separate payment for purposes of Section 409A.
(e)    To the extent that the reimbursement of any expenses eligible for reimbursement or the provision of any in-kind benefits hereunder is subject to Section 409A (after taking into account all exclusions applicable thereunder to such reimbursements and benefits): (i) reimbursement of any such expense shall be made no later than December 31st of the year following the year in which Executive incur such expense; (ii) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, during any calendar year shall not affect the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided in any other calendar year: and (iii) Executive’s right to receive such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for any other benefit. In addition, if any reimbursements would constitute deferred compensation for purposes of Section 409A, the amount to be reimbursed will be limited to Executive’s lifetime and the lifetime of Executive’s eligible dependents and the amount eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year.
(f)    In no event whatsoever (including, but not limited to, as a result of this paragraph 18 or otherwise) shall OUTFRONT or any of its Subsidiaries or affiliates be liable for any tax, interest or penalties that may be imposed on Executive under Section 409A. Neither OUTFRONT nor any of its affiliates has any obligation to indemnify or otherwise hold Executive harmless from any or all such taxes, interest or penalties, or liability for any damages related thereto. Executive acknowledges that Executive has been advised to obtain independent legal, tax or other counsel in connection with Section 409A.
19.    Arbitration. If any disagreement or dispute whatsoever shall arise between the parties concerning, arising out of or relating to this Agreement (including the documents referenced herein) or Executive’s employment with OUTFRONT, the parties hereto agree that such disagreement or dispute shall be submitted to binding arbitration before the American Arbitration Association (the “AAA”), and that a neutral arbitrator will be selected in a manner consistent with its Employment Arbitration Rules and Mediation Procedures (the “Rules”). Such

arbitration shall be confidential and private and conducted in accordance with the Rules. Any such arbitration proceeding shall take place in New York City before a single arbitrator (rather than a panel of arbitrators). The parties agree that the arbitrator shall have no authority to award any punitive or exemplary damages and waive, to the full extent permitted by law, any right to recover such damages in such arbitration. Each party shall bear its respective costs (including attorneys’ fees, and there shall be no award of attorneys’ fees). Judgment upon the final award rendered by such arbitrator, after giving effect to the AAA internal appeals process, may be entered in any court having jurisdiction thereof. Notwithstanding anything herein to the contrary, OUTFRONT shall be entitled to seek injunctive, provisional and equitable relief in a court proceeding as a result of Executive’s alleged violation of the terms of paragraph 6, and Executive hereby consents and agrees to exclusive personal jurisdiction in any state or federal court located in the City of New York, Borough of Manhattan.
20.    Third Party Beneficiaries. This Agreement does not and is not intended to confer any rights or remedies upon any person other than the parties hereto.
21.    Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile, and all of the counterparts shall constitute one fully executed agreement. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.
22.    Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of OUTFRONT and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.
[signature page to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
OUTFRONT MEDIA INC.

By: __/s/ Michael Dominguez_________________

Name:    Michael Dominguez
Title:    Chairman of the Board

/s/ Nicolas Brien
NICOLAS BRIEN

EXHIBIT A
TERMS OF OUT-PERFORMANCE AWARD
    As set forth in paragraph 3(c) of this Agreement, a portion of Executive’s 2026 LTIP equal to Two Million Dollars ($2,000,000) (“Target Award Value”), shall be granted as soon as practicable following the Effective Date in the form of a Performance Stock Unit (“PSU”) award tied to OUTFRONT stock price performance (the “OUT-Performance Award”) in accordance with the terms of the LTIP and with such terms and conditions established by the Committee in its sole discretion, as set forth in the applicable award agreement. Additional terms of the OUT-Performance Award are as follows:

1.    Determination of Number of Target PSUs (“Target PSUs”). On the date that Executive is granted the OUT-Performance Award (the “OUT-Performance Award Grant Date”), the number of target PSUs granted shall be calculated by dividing: (a) the Target Award Value by (b) the per-share fair value of the OUT-Performance Award as of the OUT-Performance Award Grant Date, as determined in accordance with the valuation methodology consistent with applicable accounting standards and equal to the fair value OUTFRONT will use for financial accounting and reporting purposes (e.g., Monte Carlo simulation model). The resulting number of Target PSUs will be rounded up to the nearest whole PSU.

2.    Performance Period. Subject to the terms and conditions set forth below, the OUT-Performance Award has a 3-year performance period beginning on the OUT-Performance Award Grant Date and ending on the 3rd anniversary of the OUT-Performance Award Grant Date (the “3-Year Performance Period”, such final day of the 3-Year Performance Period being the “3rd Anniversary”). The OUT-Performance Award shall not be deemed vested until the 3rd Anniversary, provided that the Executive remains in continuous employment with the Company or its Subsidiaries through the 3rd Anniversary.

3.    Performance Measurement and Vesting. Except as otherwise set forth below, the number of PSUs, if any, that Executive shall be deemed to earn at the time the PSUs vest, after the completion of the 3-Year Performance Period, provided that Executive remains in continuous service through the completion of the 3-Year Performance Period, shall be determined by the average trading close price of OUTFRONT’s stock over the 90 trading days (the “Average Trading Price”) leading up to and including the final trading day of the 3-Year Performance Period, as follows:

    a.    If the Average Trading Price is below $30.00, then Executive shall be deemed to earn 0% of the Target PSUs and shall forfeit the OUT-Performance Award in its entirety.

    b.    If the Average Trading Price is $30.00, then Executive shall be deemed to earn an amount equal to 100% of the Target PSUs.

    c.    If the Average Trading Price is $50.00 or higher, then Executive shall be deemed to earn an amount equal to 200% of the Target PSUs.

    d.    If the Average Trading Price is between $30.00 and $50.00 then the number of PSUs Executive shall be deemed to earn will be calculated by applying straight-line interpolation between 100% and 200% of the Target PSUs.

4.    Settlement of the PSUs. The PSUs will be settled, in accordance with the terms of the LTIP, within sixty (60) days of the date the PSUs become vested.

5.    Post-Vesting Holding Period.    Except with respect to any shares required to be sold to satisfy tax withholding, or as otherwise set forth below, Executive is restricted from selling any PSUs in which he vests from the OUT-Performance Award for one (1) year following the date upon which the OUT-Performance Award vested (the “1-Year Post-Vesting Holding Period”).

6.    End of Employment.

    a.    Notwithstanding anything set forth above, if Executive’s employment at OUTFRONT ends prior to the completion of the 3-Year Performance Period due to: (i) OUTFRONT’s termination of Executive’s employment without Cause as described in paragraph 7(b) of the Agreement; (ii) Executive’s termination of Executive’s employment for Good Reason (as defined in paragraph 7(b) of the Agreement); (iii) OUTFRONT’s termination of Executive’s employment due to Executive’s Disability (as defined in paragraph 7(d) of the Agreement); or (iv) Executive’s death (items (i) through (iv) together being a “Qualifying Separation”), then, subject to the execution and non-revocation of a Release, the number of PSUs in which Executive will vest in on the date of such Qualifying Separation (the “Separation Date”), if any, shall be determined based on the Average Trading Price leading up to and including the final trading day of Executive’s employment and shall be pro-rated based upon the number of days Executive was employed during the 3-Year Performance Period divided by the total number of days in the 3-Year Performance Period (the “Pro Rata Fraction”), in accordance with the following: if the Average Trading Price leading up to and including the final trading day of Executive’s employment is: (i) below $30.00, then Executive shall be deemed to vest in 0% of the Target PSUs and shall forfeit the OUT-Performance Award in its entirety; (ii) $30.00, then Executive shall vest in an amount equal to 100% of the Target PSUs multiplied by the Pro Rata Fraction; (iii) $50.00 or higher, then Executive shall vest in an amount equal to 200% of the Target PSUs multiplied by the Pro Rata Fraction; and (iv) between $30.00 and $50.00, then Executive shall vest in an amount calculated by applying straight-line interpolation between 100% and 200% of the Target PSUs, multiplied by the Pro Rata Fraction. The vested PSUs, if any, will be settled within sixty (60) days of the Qualifying Separation and are not subject to the 1-Year Post-Vesting Holding Period.

    b.    If Executive’s employment at OUTFRONT ends for any reason other than a Qualifying Separation prior to the completion of the 3-Year Performance Period, then Executive shall forfeit the entire OUT-Performance Award.

7.    Change in Control.

    a.    In the event of a Change in Control (as defined in the LTIP) prior to the completion of the 3-Year Performance Period and the OUT-Performance Award is assumed by OUTFRONT’s acquirer then the number of PSUs deemed earned by Executive shall be determined based on the per share sale price (the “Per Share Sale Price”) paid by the acquiror in any such Change in Control. If the Per Share Sale Price is: (i) below $30.00, then Executive shall be deemed to earn 0% of the Target PSUs and shall forfeit the OUT-Performance Award in its entirety; (ii) $30.00, then Executive shall be deemed to earn an amount equal to 100% of the Target PSUs; (iii) $50.00 or higher, then Executive shall be deemed to earn an amount equal to 200% of the Target PSUs; and (iv) between $30.00 and $50.00, then Executive shall be deemed to earn a number of PSUs calculated by applying straight-line interpolation between 100% and 200% of the Target PSUs. In the event of a Change in Control prior to the completion of the 3-Year Performance Period and the OUT-Performance Award is assumed by OUTFRONT’s acquirer, the PSUs shall vest on the 3rd Anniversary, provided the Executive remains in continuous employment through the 3rd Anniversary, and shall be settled in accordance with Section 4 of this Exhibit. Notwithstanding the foregoing, in the event a Change in Control occurs prior to the completion of the 3-Year Performance Period and the OUT-Performance Award is assumed by OUTFRONT’s acquirer, and the Executive experiences a Qualifying Separation between the date of the Change in Control and the 3rd Anniversary, then the PSUs shall be deemed earned in accordance with this Section 7(a) but shall vest on the Separation Date and shall be settled in accordance with Section 4 of this Exhibit.

    b.     In the event of a Change in Control prior to the completion of the 3-Year Performance Period and the OUT-Performance Award is not assumed by OUTFRONT’s acquirer then the number of PSUs deemed earned by Executive shall be determined based on the Per Share Sale Price paid by the acquiror in any such Change in Control. Such PSUs shall immediately vest as of the date of such Change in Control and are not subject to the 1-Year Post-Vesting Holding Period. If the Per Share Sale Price is: (i) below $30.00, then Executive shall be deemed to vest in 0% of the Target PSUs and shall forfeit the OUT-Performance Award in its entirety; (ii) $30.00, then Executive shall vest in an amount equal to 100% of the Target PSUs; (iii) $50.00 or higher, then Executive shall vest in an amount equal to 200% of the Target PSUs; and (iv) between $30.00 and $50.00, then Executive shall vest in the number of PSUs calculated by applying straight-line interpolation between 100% and 200% of the Target PSUs. In the event of a Change in Control prior to the completion of the 3-Year Performance Period and the OUT-Performance Award is not assumed by OUTFRONT’s acquirer, the PSUs will be settled in accordance with Section 4 of this Exhibit.

EXHIBIT B
FORM OF RELEASE
WHEREAS, Nicolas Brien (hereinafter referred to as “Executive”) is employed by OUTFRONT Media Inc., a Maryland corporation (hereinafter referred to as the “Employer”), and is a party to that certain Executive Employment Agreement dated as of August 21, 2025 (the “Agreement”) which provides for Executive’s employment with Employer on the terms and conditions specified therein; and
WHEREAS, pursuant to paragraph 7(g) of the Agreement, Executive has agreed to execute a Release of the type and nature set forth herein as a condition to his entitlement to certain payments and benefits upon his termination of employment with Employer.
NOW, THEREFORE, in consideration of the premises and promises herein contained and for other good and valuable consideration received or to be received by Executive in accordance with the terms of the Agreement, it is agreed as follows:
1.    Release. Executive acknowledges, understands and agrees that (a) he has no knowledge (actual or otherwise) of any complaint, claim or action that he may have against the Employer and its respective owners, stockholders, predecessors, successors, assigns, directors, officers, employees, divisions, subsidiaries, affiliates (and directors, officers and employees of such companies, divisions, subsidiaries and affiliates) and all persons acting by, through, under or in concert with any of them (collectively, the “Released Parties”), or any of them; (b) Executive knowingly and voluntarily waives, terminates, cancels, releases and discharges forever the Released Parties from any and all suits, actions, causes of action, claims, allegations, rights obligations, liabilities, demands, entitlements or charges (collectively, “Claims”) that Executive (or Executive’s heirs, executors, administrators, successors and assigns) has or may have, whether known, unknown or unforeseen, vested or contingent by reason of any matter, cause or thing occurring at any time before and including the date Executive signs this Release (the “Execution Date”), including all claims arising under or in connection with Executive’s employment or termination of employment with the Employer, including, without limitation; Claims under United States federal, state or local law and the national or local law of any foreign country (statutory or decisional), for wrongful, abusive, constructive or unlawful discharge or dismissal, for breach of any contract, or for discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, sexual orientation, or any other unlawful criterion or circumstance, including rights or Claims under the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990, violations of the Equal Pay Act, Title VII of the Civil Rights Act of 1964, the Executive Retirement Income Security Act of 1974, Fair Labor Standards Act, the Worker Adjustment Retraining and Notification Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, the California Labor Code, the applicable California Wage Order, the California Private Attorneys General Act, including all amendments to any of the aforementioned acts; violations of any other federal, state, or municipal fair employment statutes or laws, including, without limitation, violations of any other law, rule, regulation, or ordinance pertaining to employment, wages, compensation, hours worked, or any other Claims for compensation or bonuses, whether or not paid under any compensation plan or arrangement; breach of contract; tort and other common law Claims; defamation; libel; slander; impairment of economic opportunity defamation; sexual harassment; retaliation; attorneys’ fees; emotional distress; intentional infliction of emotional distress; assault; battery, pain and suffering; and punitive or exemplary damages (the “Released Matters”). Executive further agrees to waive any and all rights under the laws of any jurisdiction in the United States, or any other country, that limit a general release to those claims that are known or suspected to exist in Executive’s favor as of the Execution Date. For the purpose of implementing a full and complete release, Executive expressly acknowledges and agrees that this Release releases all claims existing or arising prior to Executive signing this Release which Executive has or may have against the Released Parties, whether such claims are known or unknown and suspected or unsuspected by Executive and Executive forever waives all inquiries and investigations into any and all such claims. Except as otherwise provided for herein, Executive expressly releases any and all claims, damages, and causes of action whatsoever, of whatever kind or nature, whether known or unknown, or suspected or unsuspected, against the Released Parties.  Executive understands that this Release SHALL APPLY TO ALL UNKNOWN OR UNANTICIPATED CLAIMS, DAMAGES AND CAUSES OF ACTION, AS WELL AS THOSE KNOWN AND ANTICIPATED, and does hereby waive any and all rights under Section 1542 of the California Civil Code, and any similar statute in any other state.  Section 1542 reads as follows:
Section 1542. [Certain claims not affected by general release.]  A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”
2.    Surviving Claims. Notwithstanding anything herein to the contrary this Release shall not:
    a.    release any Claim for employee benefits under plans covered by ERISA to the extent any such Claim may not lawfully be waived or for any payments or benefits under any Employer plans that have vested according to the terms of those plans;
    b.    release any Claims for payment of amounts payable under any applicable workers’ compensation or unemployment compensation law; or
    c.    release any Claim that may not lawfully be waived.
3.    Protected Activity. Notwithstanding anything herein to the contrary, this Release shall not:
    a.    preclude Executive from disclosing or discussing information lawfully acquired about wages, hours or other terms and conditions of employment if used for purposes protected by Section 7 of the National Labor Relations Act such as joining or forming a union, engaging in collective bargaining or engaging in other concerted activity for the mutual aid or protection of employees; or

    b.    limit Executive’s rights under applicable law to initiate communications directly with, provide information to, respond to any inquiries from, or report possible violations of law or regulation to any governmental entity or self-regulatory authority, or to file a charge with or participate in an investigation conducted by any governmental entity or self-regulatory authority, and Executive does not need any Released Party’s permission to do so. In addition, it is understood that this Release shall not require Executive to notify any Released Party of a request for information from any governmental entity or self-regulatory authority that is not directed to the Employer or of Executive’s decision to file a charge or complaint with or participate in an investigation conducted by any governmental entity or self-regulatory authority. Notwithstanding the foregoing, Executive recognizes that, in connection with the provision of information to any governmental entity or self-regulatory authority, Executive must inform such governmental entity or self-regulatory authority that the information Executive is providing is confidential. Despite the foregoing, Executive is not permitted to reveal to any third party, including any governmental entity or self-regulatory authority, information Executive came to learn during Executive’s service to the Employer that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege or attorney work product doctrine. The Employer does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information. In addition, Executive agrees to waive Executive’s right to recover monetary damages in connection with any charge, complaint or lawsuit pertaining to the Released Matters filed by Executive or anyone else on Executive’s behalf (whether involving a governmental entity or not); provided that Executive is not agreeing to waive, and this Release shall not be read as requiring Executive to waive, any right Executive may have to receive any bounty or monetary award from any governmental entity or regulatory or law enforcement authority in connection with information provided to any governmental entity or other protected “whistleblower” activity.
4.    Additional Representations. Executive further represents and warrants that Executive has not filed any civil action, suit, arbitration, or legal proceeding pertaining to private claims against any Released Party nor, has Executive assigned, pledged, or hypothecated as of the Execution Date any Claim to any person and no other person has an interest in the Claims that Executive is releasing.
5.    Acknowledgements by Executive. Executive acknowledges and agrees that Executive has read this Release in its entirety and that this Release is a general release of all known and unknown Claims, including claims under the Age Discrimination in Employment Act. Executive further acknowledges and agrees that:
    a.    this Release does not release, waive or discharge any rights or Claims that may arise for actions or omissions after the Execution Date of this Release and that Executive is not releasing, waiving or discharging any Age Discrimination in Employment Act Claims that may arise after the Execution Date of this Release;

    b.    Executive is entering into this Release and releasing, waiving and discharging rights or Claims only in exchange for the Separation Payments, which Executive acknowledges to be good and valuable consideration;
    c.    Executive has been advised, and is being advised by this Release, to consult with an attorney before executing this Release, that Executive has, to the extent he desires, discussed all aspects of this Release with Executive’s attorney, that Executive has carefully read and fully understands all of the provisions of this Release, and that Executive is voluntarily executing this Release.
    d.    in executing this Release Executive Is not relying upon, and has not relied upon, any representation or statement not set forth herein made by any of the agents, representatives or attorneys of the Released Parties with regard to the subject matter, basis or effect of this Release or otherwise;
    e.    this Release includes a release of claims under the Age Discrimination in Employment Act. Executive has been advised, and is being advised by this Release, that Executive has been given at least twenty-one (21) days within which to consider this Release, but Executive can execute this Release at any time prior to the expiration of such review period. Any changes to this Release will not restart the twenty-one (21) day review period; and
    f.    Executive may revoke this Release by delivering (or causing to be delivered) to the Employer written notice of Executive’s revocation of this Release no later than 5:00 p.m. Eastern time on the seventh (7th) full day following the Execution Date of this Release (the “Release Effective Date”). Executive agrees and acknowledges that a letter of revocation that is not received by such time on the Release Effective Date will be invalid and will not revoke this Release. Executive is aware that this Release shall become null and void if Executive revokes Executive’s agreement to this Release within seven (7) days following the Execution Date of this Release.
6.    No Admission. This Release shall not in any way be construed as an admission by any of the Released Parties that any Released Party has acted wrongfully or that Executive has any rights whatsoever against any of the Released Parties except as specifically set forth herein, and each of the Released Parties specifically disclaims any liability to any party for any wrongful acts.
7.    Severability. It is the desire and intent of the parties hereto that the provisions of this Release be enforced to the fullest extent permissible under law. Should there be any conflict between any provision hereof and any present or future law, such law shall prevail, but the provisions affected thereby shall be curtailed and limited only to the extent necessary to bring them within the requirements of law, and the remaining provisions of this Release shall remain in full force and effect and be fully valid and enforceable.
8.    Other. This Release shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflicts of laws principles thereof or to those of any other jurisdiction which, in either case, could cause the application of the laws of any jurisdiction other than the State of New York. This Release is binding on the successors and assigns of Executive.
PLEASE READ CAREFULLY. THIS RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.
This Release is executed as of the ______ day of __________, 20___.

NICOLAS BRIEN

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